EXHIBIT 99.1

Twin Vee PowerCats Co. Regains Compliance with Nasdaq Minimum Bid Price Requirement

FORT PIERCE, FL / ACCESSWIRE / April 30, 2025 — Twin Vee PowerCats Co. (Nasdaq:VEEE),(“Twin Vee” or the “Company”), a manufacturer, distributor, and marketer of power sport boats, today announced that it received written notification on April 28, 2025 from the Listings Qualifications Department of the Nasdaq Stock Market LLC (“Nasdaq”) that the Company has regained compliance with the minimum bid price requirement for continued listing on the Nasdaq Capital Market.

Twin Vee was informed that for 13 consecutive business days, from April 8, 2025 through April 25, 2025, the closing bid price of the Company’s common stock has been $1.00 per share or greater. Accordingly, it was determined that Twin Vee regained compliance with Listing Rule 5550(a)(2) and Nasdaq indicated that the matter is now closed.

“We are very pleased to have resolved this Nasdaq listing matter and regained compliance,” stated Joseph Visconti, CEO and President of Twin Vee PowerCats Co. “Maintaining our listing on Nasdaq was a priority for us. This confirmation allows us to focus all of our full attention on executing our business strategy and building long-term value for our investors.”

About Twin Vee PowerCats Co.

Twin Vee PowerCats Co. manufactures a range of boats designed for activities including fishing, cruising, and recreational use. Twin Vee PowerCats are recognized for their stable, fuel-efficient, and smooth-riding catamaran hull designs. Twin Vee is one of the most recognizable brand names in the catamaran sport boat category and is known as the “Best Riding Boats on the Water™.” The Company is located in Fort Pierce, Florida, and has been building and selling boats for 30 years. Learn more at twinvee.com.

Visit Twin Vee PowerCats Co. on Facebook, Instagram, and YouTube.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements and include statements regarding executing the Company’s business strategy and building long-term value for investors. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to execute its business strategy, and the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, the Company’s Quarterly Reports on Form 10-Q, the Company’s Current Reports on Form 8-K and subsequent filings with the SEC. The information in this release is provided only as of the date of this release, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events, except as required by law.

Contact:

Glenn Sonoda
investor@twinvee.com